UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THIS FILING CONSISTS OF A LETTER SENT TO WEST HOME AGENTS WITH RESPECT TO THE PROPOSED TRANSACTION.
To West Home Agents:
West Corporation announced today a recapitalization of the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners and Quadrangle Group. Please see today’s press release at www.west.com for additional details about the transaction. We expect the transaction to close in the fourth quarter of this year. At that time, West common stock will no longer be traded publicly. We anticipate this sale will have little impact on West Home Agents, clients, partners or operations.
West Corporation Management
Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of West Corporation, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

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